Exhibit 99.1

                       EMPS RESEARCH CORPORATION ANNOUNCES
                              AGREEMENT TO ACQUIRE
                              CONDESA PACIFIC, S.A.


SALT LAKE CITY, UTAH (PR Newswire) December 9, 2004--EMPS Research Corporation (OTCBB: EMPS.OB) announced today that it has reached an agreement to acquire 100% of the outstanding capital stock of Condesa Pacific, S.A., in exchange for 35,000,000 common shares of EMPS Research Corporation. This agreement is subject to the satisfactory completion of certain terms and conditions by the parties. Upon consummation of the agreement, the shareholders of Condesa Pacific will hold 90% of the outstanding common stock of EMPS Research Corporation.

Condesa Pacific, S.A., is a British Virgin Islands international business company whose primary asset is an exploration and production contract held by its wholly-owned subsidiary Kaznickel, LLP. The exploration and production contract, which was issued by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, grants Kaznickel the exclusive right to explore for and produce nickel, cobalt and other minerals in the 616 hectare Gornostayevskoye field located in the Beskaragaiskiy region of eastern Kazakhstan.

Dr. Terrence Chatwin, President of EMPS Research Corporation said, "We are pleased to announce this agreement and intend to consummate the acquisition of Condesa Pacific in the immediate future. We believe this acquisition represents a significant opportunity for EMPS Research and once we are successful in attracting desired investment funds, we will begin extensive exploration activities within the Gornostayevskoye field."

Since its inception in 2001, EMPS Research Corporation has been engaged in the research and development of a patented technology for a novel high frequency eddy current separator for use in separating nonmagnetic particulate materials. With the consummation of the acquisition, EMPS Research will shift its business focus to the exploration and production of the Gornostayeskoye field. The corporate offices of EMPS Research are located in Salt Lake City, Utah. With the consummation of the acquisition, it is anticipated that EMPS Research will also open corporate offices in Semipalatinsk and Astana, Kazakhstan.
For more information please contact Dr. Terrence Chatwin at (801) 581-6348.


The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the availability of funds and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission.